UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 25, 2014

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

When used in this Current Report on Form 8-K, unless otherwise specifically stated or the context otherwise requires, the terms “Company,” “we” and “our” refer to Iron Mountain Incorporated and its subsidiaries.

Item 1.01.                                        Entry into a Material Definitive Agreement.

Incremental A Term Loan Facility

On August 25, 2014, Iron Mountain Information Management, LLC, our wholly owned subsidiary, or IMIM, entered into an incremental term loan activation notice, or the Activation Notice, with the lenders party to the Activation Notice pursuant to which we increased the maximum amount permitted to be borrowed under our Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and the other lenders parties thereto, or the Credit Agreement, from $1.5 billion to $1.9 billion.

This increased borrowings are available in the form of term loans, or Incremental Term Loans, in a single borrowing of up to $400 million at any time on or prior to September 24, 2014.  If we do not exercise our right to borrow the Incremental Term Loans by September 24, 2014, all lender commitments to advance Incremental Term Loans will expire, but we will continue to be able to request an increase in the maximum amount available to be borrowed under the Credit Agreement up to a maximum of $2.0 billion. If we do exercise our right to borrow the Incremental Term Loans, we also will continue to be able to request an increase in the maximum amount available to be borrowed under the Credit Agreement up to a maximum of $2.0 billion.  The Incremental Term Loans would be borrowed under the Credit Agreement and would be subject to the same covenants, and benefit from the same security and guarantees, as other borrowings under the Credit Agreement.  We expect to use the proceeds of any Incremental Term Loans for general corporate purposes, including funding our distributions to be made in connection with our conversion to a real estate investment trust.  If we elect to borrow, we must repay 0.25% of the initial principal amount of the Incremental Term Loans at the end of each calendar quarter during the period December 31, 2014 through March 31, 2016, with payment in full due at the stated maturity date of June 27, 2016.  The Incremental Term Loans may be prepaid at any time.  The interest rate on the Incremental Term Loans would vary depending on our choice of interest rate options, plus an applicable margin, which would vary based on our consolidated leverage ratio.   An upfront fee would be payable to each lender making an Incremental Term Loan in the amount of .02% of the Incremental Term Loan funded by such lender, payable on the borrowing date.  Such upfront fee is not payable if we do not elect to borrow any Incremental Term Loans.

The above description of the Incremental Term Loans and the Credit Agreement is not complete and is subject to and qualified in its entirety by reference to (a) the Credit Agreement, a copy of which is attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, as amended by (i) the amendment to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, (ii) the second amendment to the Credit Agreement, a copy of which is attached to our Current Report on Form 8-K, dated February 4, 2013, (iii) the third amendment to the Credit Agreement, a copy of which is attached to our Current Report on Form 8-K, dated August 8, 2013, and (iv) the fourth amendment to the Credit Agreement, a copy of which is attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, and (b) the Activation Notice, a copy of which is filed herewith, each of which is incorporated herein by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Incremental Term Loan Activation Notice, dated August 25, 2014, among IMIM and the lenders party thereto. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

	By:	/s/ Ernest W. Cloutier
	Name:	Ernest W. Cloutier
	Title:	Executive Vice President and General Counsel

Date: August 26, 2014